Exhibit  2.3
                                                                FILED # C1566-01
                                                               NOVEMBER 14, 2002

                                                               IN THE OFFICE OF
                                                 DEAN HELLER, SECRETARY OF STATE
                                                                        (NEVADA)



                                CONCENTRAX, INC.
                          Termination of planned merger
                      In accordance with Section 92A.175 of
                           The Nevada Revised Statutes

WHEREAS, CONCENTRAX, INC., a Nevada corporation, hereby certifies that the Articles of Merger, filed September 18, 2002 and corrected on November 13, 2002, made by and between Concentrax, Inc. and Pangea Design, Inc., are hereby terminated in accordance with NRS 92A.175.

     WHEREAS, the corrected Articles of Merger had a delayed effective date of December 13, 2002.

     WHEREAS, the audit cannot be completed due to unforeseen circumstances, and therefore, the parties wish to abandon the merger.

     THEREFORE, intending to be legally bound, the parties hereby abandon the merger between their respective entities.

Pangea Design, Inc. hereby waives any claim as to the validity of the merger described in such Articles of Merger, waives all claims to the assets of Concentrax, Inc. with such assets including intellectual property, trade secrets, various contracts, etc. Pangea Design, Inc. represents and warrants that it will make no claim to the ownership or other rights to such assets.

     PANGEA  DESIGN,  INC.                              CONCENTRAX,  INC.

         /s/                                       /s/
By:  ______________________________          By:  ______________________________
     Jeremy  Wessels,  President                  Mark  Gifford,President